Environmental, Social & Governance (“ESG”) COMMITTEE CHARTER PURPOSE The ESG Committee (the “Committee”) is a standing committee appointed by the Board of Directors (the “Board”) of Intertape Polymer Group Inc. (the “Corporation”). The mandate of the Committee consists of assisting the Board in carrying out its governance and oversight responsibilities with respect to health, safety, environmental, social, sustainability, climate- related matters, corporate governance and other human capital matters (“ESG Matters”). COMPOSITION, PROCEDURES AND POWERS Composition The Committee will be comprised of at least three members each of whom will be an “independent” director (as such term is defined from time to time under the requirements or guidelines for board service under applicable securities laws and the rules of any stock exchange on which the Corporation’s securities are listed for trading). The members of the Committee will be appointed or changed by resolution of the Board to hold office from the time of their appointment until the next annual meeting of shareholders or until their successors are so appointed. The Board may remove or replace a member of the Committee at any time. A member will cease to be a member of the Committee upon ceasing to be a director. The Board may fill vacancies on the Committee by appointing another director to the Committee. Procedures The Committee will meet regularly at times necessary to perform the duties described herein in a timely manner, but at least annually. Meetings may be held at any time deemed appropriate by the Committee. A majority of the members of the Committee (or two members in the event that there are less than four members) will constitute a quorum for the transaction of business at any meeting of the Committee. Exhibit 15.7

The Committee will fix its own procedure at meetings and for the calling of meetings. Unless waived by the members of the Committee, the Committee will meet “in camera” at each Committee meeting at which members of management are not in attendance, to allow its members to discuss matters openly and candidly. The Committee will report to the Board following meetings of the Committee. Powers The Committee is entitled to full access to all books, records, facilities, and personnel of the Corporation and its subsidiaries. The Committee may require such officers, directors and employees of the Corporation and its subsidiaries and others as it may see fit from time to time to provide any information about the Corporation and its subsidiaries it may deem appropriate and to attend and assist at meetings of the Committee. The Committee may obtain, where necessary, legal or other advice from outside professionals; and determine and pay the fees of such professionals. The Committee may delegate from time to time to any person or committee of persons any of the Committee’s responsibilities that lawfully may be delegated. The Committee may adopt policies and procedures for carrying out its responsibilities. DUTIES AND RESPONSIBILITIES The duties and responsibilities of the Committee are established by the Board and include, amongst others, the following: i) Oversee management in setting the Corporation’s general strategy with respect to ESG Matters; ii) Review and provide guidance on the Corporation’s sustainability program and goals and the progress in achieving such goals; iii) Provide oversight on the Corporation’s public disclosure of ESG Matters, including any sustainability reports; iv) Monitor risks and trends in respect of ESG Matters that could significantly impact the Corporation’s ability to create long-term value;

v) Oversee management in reviewing and complying with any applicable legislative, regulatory rules and regulatory guidance changes with respect to ESG Matters; vi) Review and monitor actions and initiatives taken to prevent, mitigate and manage risks related to ESG Matters, which may have a materially adverse impact on the Corporation or is otherwise pertinent to its stakeholders; vii) Review and monitor health and safety prevention strategies as well as safety incidents on a quarterly basis; viii) Review and monitor the Corporation’s environmental compliance programs; ix) Review and monitor any significant examination or audit by external auditors, regulatory and key ESG rating agencies on ESG Matters; x) Review and monitor the Corporation’s corporate governance practices and monitor the Corporation’s corporate governance policies and suggest any changes necessary to the Board on an annual basis, including but not limited to, oversight of the Directors’ skills matrix; xi) Provide oversight of Corporation’s engagement efforts with stockholders and other key stakeholders (including non- governmental organizations and key ESG rating agencies) related to ESG Matters; xii) Review the Corporation’s human capital initiatives such as commitment to diversity and any goals related thereto as well as employee engagement initiatives; xiii) Review annual charitable contributions, political contributions and social investments of the Corporation; xiv) Oversee any policies and processes related to director education and director onboarding; xv) Report the results or findings of the Committee’s reviews and assessments on ESG Matters to the Board; and xvi) Carry out any other mandates that the Board may give from time to time.

The performance of the Committee will be evaluated with reference to this Charter annually. The Committee will ensure that this Charter is disclosed on the Corporation’s website and that this Charter or a summary of it which has been approved by the Committee is disclosed in accordance with all applicable securities laws or regulatory requirements.